Exhibit 10.1

SUMMIT HEALTHCARE REIT, INC.

2015 OMNIBUS INCENTIVE PLAN

INCENTIVE STOCK OPTION AWARD AGREEMENT

Summit Healthcare REIT, Inc., a Maryland corporation (the “Company”), and [___________] (the “Optionee”) hereby agree as follows:

Section 1.       Grant of Option. In conformity with the Summit Healthcare REIT, Inc. 2015 Omnibus Incentive Plan, as amended and supplemented (the “Plan”) on _____________, 20__ (“Date of Grant”), the Company has granted to the Optionee, subject to the conditions and limitations hereinafter stated in this Agreement, the option to purchase at the price and according to the vesting schedule specified in Section 2 hereof, up to [__________] shares (“Option Shares”) of the common stock of the Company (“Common Stock”) reserved for options under the Plan during a period commencing on the Date of Grant and ending the day before the tenth (10th) anniversary of the Date of Grant (“Expiration Date”). The Company grants this option as an incentive stock option that satisfies the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (“Code”), and confers the benefits thereof on the Optionee.

Section 2.       Price and Vesting of Option.

(a)       Option Price. The purchase price per Option Share shall be [___________($____)].

(b)       Vesting Schedule. The Option Shares shall be exercisable by Optionee only to the extent that they have vested according to the following schedule:

(i)	Thirty Three Percent (33%) of the Option Shares shall be vested immediately upon the Date of Grant;

(ii)	The remaining Sixty Seven Percent (67%) of the Option Shares shall vest in equal monthly installments commencing with ________ 1, 20__ and continuing on the first day of each month thereafter over a two year period with all such Option Shares being fully vested as of ________ 1, 20__.

Notwithstanding the foregoing, the Option Shares shall also vest in accordance with the Optionee’s Employment Agreement dated [_____] (the “Employment Agreement”).

Section 3.       Conditions and Limitations on Right to Exercise Option. Notwithstanding the provisions of Section 1 hereof:

(a)       Latest Time for Exercise. This option may not, in any event, be exercised after its Expiration Date.

(b)       Exercise While on a Leave of Absence. This option may not be exercised by the Optionee while on a leave of absence until the Optionee has returned to active employment with the Company, unless such exercise is expressly approved in writing by the Administrator.

(c)       Exercise if No Longer an Employee.

(i)       Termination. Except as set forth in Sections 3(c)(ii), (iii) and (iv) below, the option herein granted must be exercised by the Optionee only while the Optionee is an employee (or within 90 days of the termination of Optionee’s employment if the basis for such termination is not otherwise addressed below) of the Company or one of its subsidiaries as defined in Section 424(f) of the Code during the period beginning with the Date of Grant and ending on the Expiration Date. Options that do not become exercisable in accordance with Section 2 shall terminate on the 90th day following the termination of Optionee’s employment.

(ii)       Termination for Good Reason or Without Cause. If the Optionee has been an employee at all times beginning with the Date of Grant and terminates employment (1) for “Good Reason” as such term is defined in the Employment Agreement, or (2) involuntarily other than for Cause (as defined in the Employment Agreement), the Optionee may exercise this option to the extent the Optionee was entitled to exercise it at the date of the Optionee’s termination of employment at any time within the earlier of (a) seven (7) years from the date of such termination of employment; or (b) the Expiration Date.

(iii)       Termination on Account of Disability. If the Optionee has been an employee at all times beginning with the Date of Grant and Optionee’s employment terminates on account of Disability, the Optionee may exercise such option to the extent the Optionee was entitled to exercise it at the date of such termination of employment at any time within the earlier of (a) seven (7) years from the date of such termination of employment; or (b) the Expiration Date. For purposes of this Section 3(c)(iii), Disability shall mean “Disability” as such term is defined in the Employment Agreement.

(iv)       Death. If the Optionee dies while employed by the Company or one of its subsidiaries or within 12 months after the termination of Optionee’s employment pursuant to (c)(ii) or (c)(iii) above, this option may be exercised to the extent the Optionee was entitled to exercise it at the date of the Optionee’s death, by a legatee or legatees of the Optionee under the Optionee’s last will, or by the Optionee’s personal representatives or distributees at any time within the earlier of (a) seven (7) years from the Optionee’s death; or (b) the Expiration Date.

Section 4.       Method of Exercise of Option. The option herein granted may be exercised (in whole or in part) at any time or from time to time after the right to exercise said option arises and before termination of said right, by delivering to the Secretary of the Company or by sending by registered mail, postage prepaid, to the Company to the attention of the Secretary (a) a written request designating the number of shares of Common Stock to be purchased, signed by the Optionee, or the purchaser acting under Section 3(c)(iv) hereof, and (b) payment to the Company of the full purchase price of the shares of Common Stock with respect to which the option is exercised. The exercise price may be payable: (i) in cash, check, cash equivalent and/or shares of Common Stock valued at the Fair Market Value at the time the option is exercised (including, by means of attestation of ownership of a sufficient number of shares of Common Stock in lieu of actual issuance of such shares to the Company); (ii) by cashless exercise; or (iii) by net exercise. As promptly as practicable after such exercise of the option, the Company shall issue the shares of Common Stock to said Optionee or purchaser, as the case may be. Payment may be made in accordance with the Plan.

Section 5.       Delivery of Shares. The Company shall not be required to issue or deliver any certificates for shares of Common Stock, pursuant to the exercise of this option, prior to (i) the admission of such shares to listing on any stock exchange on which the Company Common Stock may then be listed, (ii) the completion of any registration and/or qualification of such shares under any state or federal laws or ruling or regulations of any governmental regulatory body, which the Company shall determine to be necessary or advisable, or (iii) if the Company so requests, the filing with the Company by the Optionee, or the purchaser acting under Section 3(c)(iv) hereof, of a representation in writing as provided in Section 6 hereof that at the time of such exercise it is the Optionee’s present intention to acquire the shares being purchased for investment and not for resale or distribution.

Section 6.       Conditions to Exercise of Option. Upon the acquisition of any shares of Common Stock pursuant to the exercise of this option, the Optionee will enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this agreement. In addition, issuance of such Common Stock may be subject to and conditioned upon, at the Company’s option, the Optionee’s execution of a restrictive or shareholder agreement. The certificates representing the shares of Common Stock purchased by exercising of this option may be stamped or otherwise imprinted with a legend in such form as the Company or its counsel may require with respect to any applicable restrictions on sale or transfer and the stock transfer records of the Company may reflect stop-transfer instructions with respect to such share of Common Stock.

Section 7.       Miscellaneous.

(a)       Rights in Shares Prior to Issuance. Prior to issuance of certificates for shares of Common Stock, neither the Optionee nor the legatees, personal representatives or distributees of the Optionee, shall be deemed to be a holder of any shares of Common Stock subject to option.

(b)       Adjustment Upon Changes in Capitalization. In the event that each of the outstanding shares of Common Stock of the Company shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, whether by reason of stock dividend, recapitalization, merger, consolidation, spin off, split up, combination, exchange of shares and the like, there shall be substituted for each share of Common Stock subject to the option herein granted the number and kind of shares of stock or other securities into which each outstanding share of Common Stock of the Company shall be so changed or for which each such share shall be exchanged. If the Board and Optionee determine in good faith that such change equitably requires an adjustment in the number, or kind, or option price of the shares covered by the option granted herein, and/or the Board and Optionee determine in good faith that other adjustment(s) are required pursuant to Section 12 of the Plan, an adjustment to effect such determination shall be made by the Board and Optionee in good faith and shall only be effective with the consent of the Optionee. The Optionee shall not be subject to Section 12(d)(B) of the Plan.

(c)       Non-Assignability. This option shall not be transferable or assignable by the Optionee otherwise than by will or by the laws of descent and distribution. This option may be exercised, during the Optionee’s lifetime, only by the Optionee.

(d)       Right to Continued Employment. Nothing in this Option Agreement shall confer on any individual any right to continue in the employ of the Company or a subsidiary or interfere with the right of the Company or a subsidiary to terminate the Optionee’s employment at any time.

(e)       Interpretation. This option granted herein shall in all respects be subject to and governed by the provisions of the Plan, and capitalized terms herein shall be given the meaning set forth in the Plan. This Agreement shall in all respects be so interpreted and construed as to be consistent with this intention.

(f)       Tax Withholding. The Company shall not be required to issue or deliver any certificates for shares of Common Stock until the Optionee pays to the Company in cash the amount necessary to enable the Company to remit to the appropriate government entity or entities on behalf of the Optionee the amount required to be withheld from wages with respect to such transaction. Alternately, the Optionee may elect to have such withholding satisfied by a reduction of the number of shares otherwise deliverable, with the reduction based on the Fair Market Value of the Common Stock on the date of such notice.

(g)       Detrimental Activity. Optionee shall not be subject to Section 14(w) of the Plan.

(h)       Right of Offset. Optionee shall not be subject to Section 14(x) of the Plan.

[The signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this ___ day of _______________, 20__.

Company:	SUMMIT HEALTHCARE REIT, INC.

By:

Title:

Optionee:
[OPTIONEE]